As Filed With the Securities and Exchange Commission on August 6, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-0359894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Castilian Drive
Goleta, California 93117
(805) 617-2167
(Address of principal executive offices)

2007 Stock Incentive Plan
2015 Stock Incentive Plan
2015 Employee Stock Purchase Plan
(Full titles of the Plans)

Brian Donahoo, Chief Executive Officer
Ida Kane, Chief Financial Officer
AppFolio, Inc.
50 Castilian Drive
Goleta, California 93117
(805) 364-6093
(Name and address of agent for service)

Copies to:
Ryan C. Wilkins, Esq.
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive
Newport Beach, California 92660
(949) 725-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001
— To be issued under the 2015 Stock Incentive Plan	1,894,134(2)	$14.88(7)	$28,184,714	$3,275
— Outstanding under the 2015 Stock Incentive Plan	80,867(3)	$12.00(8)	$970,404	$113
— To be issued under the 2015 Employee Stock Purchase Plan	500,000(4)	$12.65(9)	$6,325,000	$735
— Outstanding under the 2007 Stock Incentive Plan	1,054,344(5)	—(10)	—	—
Class B common stock, par value $0.0001
— Outstanding under the 2007 Stock Incentive Plan	1,054,344(6)	$3.88(11)	$4,090,855	$475
TOTAL	4,583,689		$39,570,973	$4,598

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock or Class B common stock that become issuable under the registrant’s 2007 Stock Incentive Plan (the “2007 Plan”), 2015 Stock Incentive Plan (the “2015 Plan”), and 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock or Class B common stock.

(2)
Represents 1,894,134 shares of Class A common stock reserved for issuance pursuant to future equity awards under the 2015 Plan. The number of shares reserved for issuance under the 2015 Plan will increase automatically on January 1 of each calendar year beginning in 2016 and continuing through 2025 by the lesser of (i) the number of shares of Class A common stock subject to awards granted under the 2015 Plan during the preceding calendar year, or (ii) the number of shares of Class A common stock determined by the registrant’s board of directors.

(3)	Represents 80,867 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(4)
Represents 500,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2015 ESPP. The number of shares reserved for issuance under the 2015 ESPP will increase automatically on January 1 of each calendar year beginning in 2016 and continuing through 2025 by the lesser of (i) the number of shares of Class A common stock issued or transferred pursuant to rights granted under the 2015 ESPP during the preceding calendar year, or (ii) the number of shares of Class A common stock determined by the registrant’s board of directors.

(5)
Represents 1,054,344 shares of Class A common stock issuable upon conversion of shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2007 Plan as of the date of this Registration Statement. These shares are duplicative of, and not in addition to, the shares referenced in footnote 6 below.

(6)	Represents 1,054,344 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2007 Plan as of the date of this Registration Statement.

(7)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.88 per share, which is the average of the high and low prices of the Class A common stock as reported on the NASDAQ Global Market on July 31, 2015.

(8)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $12.00 per share, which represents the weighted-average exercise price of stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(9)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $14.88 per share, which is the average of the high and low prices of the Class A common stock as reported on the NASDAQ Global Market on July 31, 2015. Pursuant to the 2015 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lesser of the fair market value of a share of Class A common stock on the first trading day of the offering period and on the last trading day of the offering period.

(10)
Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of Class B common stock being registered under this Registration Statement because no additional consideration will be received by the registrant in connection with the conversion of shares of Class B common stock.

(11)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.88 per share, the weighted-average exercise price of stock option awards outstanding under the 2007 Plan as of June 30, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
* The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	The Quarterly Report on Form 10-Q relating to the fiscal quarter ended June 30, 2015, filed with the Commission on August 6, 2015;

•
The prospectus filed on June 26, 2015 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-204262), originally filed with the Commission on May 18, 2015, which contains audited financial statements for the registrant’s most recently completed fiscal year ended December 31, 2014, which was declared effective by the Commission on June 25, 2015 (the “Prospectus”); and

•
The description of the registrant’s Class A common stock contained in the Registration Statement on Form 8-A (File No. 001-37468), filed with the Commission on June 23, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
See the description of the registrant’s Class B common stock contained in the Prospectus.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.
The registrant’s amended and restated certificate of incorporation authorizes the registrant to, and the registrant’s amended and restated bylaws provide that it must, indemnify the registrant’s directors and officers to the fullest extent authorized by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the DGCL or otherwise.

As permitted by the DGCL, the registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The registrant has an insurance policy covering its directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Santa Barbara, California on August 6, 2015.
AppFolio, Inc.
By:    /s/ Brian Donahoo
Brian Donahoo
President, Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Brian Donahoo and Ida Kane, and each or either of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian Donahoo Brian Donahoo	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2015

/s/ Ida Kane Ida Kane	Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2015

/s/ Andreas von Blottnitz Andreas von Blottnitz	Chairman of the Board	August 6, 2015

/s/ Timothy Bliss Timothy Bliss	Director	August 6, 2015

/s/ Janet Kerr Janet Kerr	Director	August 6, 2015

/s/ James Peters James Peters	Director	August 6, 2015

/s/ William Rauth William Rauth	Director	August 6, 2015

/s/ Klaus Schauser Klaus Schauser	Chief Strategist and Director	August 6, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Specimen Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-204262), which was initially filed with the SEC on May 18, 2015).

4.2
Amended and Restated Certificate of Incorporation of the registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q relating to the fiscal quarter ended June 30, 2015, filed with the Commission on August 6, 2015).

4.3
Amended and Restated Bylaws of the registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q relating to the fiscal quarter ended June 30, 2015, filed with the Commission on August 6, 2015).

4.4
2007 Stock Incentive Plan, as amended, and related form agreements (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-204262), originally filed with the Commission on May 18, 2015).

4.5
2015 Stock Incentive Plan and related form agreements (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-204262), originally filed with the Commission on May 18, 2015).

4.6	2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-204262), originally filed with the Commission on May 18, 2015).
*5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.
*23.1	Consent of independent registered public accounting firm
*23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1)
*24.1	Power of Attorney (included in signature page)

*	Filed herewith.